Exhibit 16.1

GHP Horwath, P.C. Member Crowe Horwath International 1801 California, Suite 2200 Denver, CO 80202 +1.303.831.5000 Tel +1.303.831.5001 Fax www.croweghphorwath.com

December 31, 2016

Board of Directors

Zynex, Inc.

9990 Park Meadows Dr.

Lone Tree, CO 80124

Dear Members of the Board,

We write to inform you that GHP Horwath, P.C. has chosen not to stand for re-appointment, and effective the date of this letter, the client-auditor relationship between Zynex, Inc. (Commission File No. 33-26787-D) and GHP Horwath, P.C. shall cease.

Sincerely,

GHP Horwath, P.C.

cc:	Office of the Chief Accountant
SECPS Letter File Securities and Exchange Commission SECPSletters@sec.gov 100 F Street, N.E. Washington, D.C. 20549